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                          April 26, 2023

       Kent Christensen
       General Counsel
       Solo Brands, Inc.
       1001 Mustang Dr.
       Grapevine, TX 76051

                                                        Re: Solo Brands, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed April 20,
2023
                                                            File No. 333-271341

       Dear Kent Christensen:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Donahue at 202-551-6063 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing